Exhibit 8.1

December 29, 2023

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

Re:	Information in Prospectus under Heading “TAXATION OF THE COMPANY AND MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”

Ladies and Gentlemen:

We have acted as tax counsel to reAlpha Tech Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-11, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about December 29, 2023, as amended through the date hereof (the “Registration Statement”), and the prospectus related thereto (the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters.

This opinion is based upon various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Company concerning its business, properties, and governing documents as set forth in the Registration Statement, the Prospectus and the Company’s responses to our examinations, and inquiries.

In our capacity as special tax counsel to the Company, we have, with your consent, examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the Company’s audited financial statements previously filed with the SEC for fiscal years ended April 30, 2022 and April 30, 2023, the Company’s analysis of its U.S. real property holding company status as of April 30, 2022, the Registration Statement, resolutions and minutes relating to the authorization of the Registration Statement. For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the genuineness of all signatures and conformity to authentic originals of all copies provided to us. We have not independently verified the facts, statements, representations and covenants set forth in any document. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth or assumed herein may affect our conclusions set forth herein. In our review of certain documents in connection with our opinion expressed below, we have assumed that each of the documents has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

reAlpha Tech Corp.

December 29, 2023

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to the Company, other than as expressly stated below.

Based on such facts, assumptions and representations and subject to the limitations set forth herein, in the Registration Statement, the Prospectus and the Officer's Certificate, the statements of legal conclusions in the Registration Statement under the caption "Taxation of the Company and Material Federal Income Tax Consequences," insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Brouse McDowell LPA as to the material U.S. federal income tax consequences of the matters described therein.

This opinion letter speaks only as of the date hereof. We undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion is based upon various statutory provisions, regulations promulgated thereunder, and interpretations of the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or different in the facts from those set forth in the representations described above, including in the Registration Statement, the Officer’s Certificate, may affect the conclusions stated herein. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of the federal securities law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Brouse McDowell LPA as tax counsel for the issuer under the captions “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,

/s/ BROUSE MCDOWELL LPA

BROUSE MCDOWELL LPA